Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +44 207 187 2305	Investor Relations, +1 212 632 2685
richard.creswell@lazard.com	or 1 877 266 8601(US only)
investorrelations@lazard.com

LAZARD LTD REPORTS THIRD-QUARTER

AND NINE-MONTH 2009 RESULTS

Highlights

•	Net income per share of $0.41, on a fully exchanged basis(a), for the third quarter of 2009; net income per share of $0.53 for the first nine months of 2009(b), on a fully exchanged basis

•	Operating revenue of $431.5 million for the third quarter of 2009, compared to $398.8 million for the second quarter of 2009 and $437.3 million for the third quarter of 2008

•	Both Financial Advisory and Asset Management contributed to the 8% sequential improvement in operating revenue from second-quarter to third-quarter 2009

•

Restructuring operating revenue, which includes M&A fees for distressed asset sales, was a quarterly record of $119.1 million, compared to $93.2 million for the second quarter of 2009 and $23.9 million for the third quarter of 2008, and reached a first nine-month record of $273.3 million vs. $72.1 million for the first nine months of 2008

•

Assets Under Management increased to $120.2 billion as of September 30, 2009, vs. $98.0 billion as of June 30, 2009; net inflows were $7.7 billion for the third quarter of 2009; management fees increased 25% sequentially over the second quarter of 2009

NEW YORK, October 28, 2009 – Lazard Ltd (NYSE: LAZ) today announced financial results for the third quarter and first nine months ended September 30, 2009. Net income(c) on a fully exchanged basis was $52.5 million, or $0.41 per share (diluted), for the third quarter of 2009, compared to $54.8 million, or $0.44 per share (diluted), for the third quarter of 2008, and compared to $43.1 million, or $0.34 per share (diluted), for the second quarter of 2009. Net income on a fully exchanged basis was $65.9 million, or $0.53 per share (diluted), for the first nine months of 2009, excluding a $62.6 million pre-tax charge during the first quarter of 2009(b), compared to $135.3 million, or $1.15 per share (diluted) for the first nine months of 2008. The 2008 amounts exclude the effect of a one-time, after-tax third-quarter charge relating to the acquisition of Lazard Asset Management Equity units (the LAM Equity charge).(d)

(a)	Refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.
(b)	Excludes a $62.6 million pre-tax restructuring charge during the first quarter of 2009 as a result of staff reductions and realignments.
(c)	Refers to net income or loss attributable to Lazard Ltd.
(d)

Refers to the one-time, after-tax LAM Equity charge for the first nine months and third quarter of 2008 of $192.1 million for compensation expense and transaction costs in connection with the firm’s purchase of all outstanding Lazard Asset Management (LAM) equity units.

On a U.S. GAAP basis, which is before exchange of exchangeable interests, net income was $37.4 million, or $0.41 per share, for the third quarter of 2009, compared to a net loss of $77.0 million, or a loss of $1.17 per share, for the third quarter of 2008. Net income was $12.1 million, or $0.16 per share (diluted), for the first nine months of 2009, including the first-quarter pre-tax charge, compared to a net loss of $34.8 million or a loss of $0.61 per share (diluted) for the first nine months of 2008. The 2008 amounts include the effect of the LAM Equity charge.

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

Comments

“We continue to be pleased with our performance and we are proud of our firm and its people,” said Steven J. Golub, interim Chief Executive Officer of Lazard. “Our simple business model of Financial Advisory and Asset Management has proved to be resilient over time.”

“We are greatly saddened by the sudden loss two weeks ago of our Chairman and CEO Bruce Wasserstein. Under his leadership, we transformed the firm, and have built a global and deep team of senior professionals, and a successful and growing business,” said Mr. Golub. “Both our Financial Advisory and Asset Management businesses are well positioned for the upturn in the economy as our clients refinance, restructure, and position their asset portfolios for future growth. In these times, our clients are especially cognizant of the need for the trusted advice and senior level experience that we provide, and we remain committed to our model, our strategy, and our vision for the firm.”

“The economy is beginning to stabilize and CEO confidence is returning. We are still planning for a gradual increase in traditional M&A activity, reaching the prior period highs in about four years,” said Mr. Golub. “We also believe that corporate defaults will remain at high levels, on a more global scale than during the last cycle, and therefore, we expect that our restructuring business will continue to be very active.”

“Our Asset Management team has successfully implemented its long-term strategy of providing world class investment solutions for clients around the globe, who also are benefiting from the diversification and the quality of our products,” said Mr. Golub. “We have continued to win new mandates, as evidenced by the $7.7 billion of net inflows in the third quarter. Assets Under Management have grown 23% during the quarter to more than $120 billion.”

“Our fundamentals and financial position remain strong. We continue to generate significant cash flow and contain discretionary spending, while investing for future growth,” said Michael J. Castellano, Chief Financial Officer of Lazard. “We are seeding new strategies in Asset Management. We have established a North American Private Equity platform with the acquisition of The Edgewater Funds. We also have expanded our strategic advisory services into other areas of Capital Markets Advisory. And, we are continuing to make selective senior hires across the firm, who fit within our standards of the highest quality in the industry.”

“Although we expect our results to fluctuate from quarter to quarter, we are confident in our abilities to continue to forge a path of growth,” said Mr. Castellano.

Operating Revenue and Operating Income

Operating revenue was $431.5 million for the third quarter of 2009, compared to $437.3 million for the third quarter of 2008 and $398.8 million for the second quarter of 2009. Operating income was $73.2 million for the 2009 third quarter, compared to $64.8 million for the third quarter of 2008, which excluded the effect of the LAM Equity charge, and compared to an operating income of $56.9 million for the second quarter of 2009.

Operating revenue was $1,103.2 million for the 2009 first nine months, compared to $1,272.5 million for the first nine months of 2008. Operating revenue for the first nine months of 2009 includes Corporate revenue of $34.6 million, compared to a negative revenue of $(2.4) million for the first nine months of 2008. Operating income, excluding the $62.6 million pre-tax charge in the first quarter, was $101.9 million for the 2009 first nine months, compared to operating income of $170.6 million for the first nine months of 2008, which excluded the effect of the LAM Equity charge.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Core Operating Business

Lazard’s core operating business includes its Financial Advisory and Asset Management businesses. Core operating business revenue was $417.5 million for the 2009 third quarter, compared to $426.2 million for the third quarter of 2008 and $384.7 million for the second quarter of 2009. Restructuring and Asset Management contributed to the improvement in the third quarter compared to the second quarter of 2009.

Core operating business revenue was $1,068.6 million for the first nine months of 2009, compared to $1,274.9 million for the first nine months of 2008. Core operating business revenue for the first nine months of 2009 reflects lower M&A and Capital Markets Advisory revenues than occurred during the first nine months of 2008 as well as the effects of market depreciation, particularly in the first half, on Asset Management fees, offset by significantly higher Restructuring revenue.

Financial Advisory

Financial Advisory operating revenue was $260.2 million for the 2009 third quarter, compared to $270.2 million for the third quarter of 2008 and $253.1 million for the second quarter of 2009. Financial Advisory operating revenue was $676.8 million for the first nine months of 2009, compared to $771.6 million for the first nine months of 2008.

Lazard’s Financial Advisory business of M&A and Strategic Advisory, Restructuring and Capital Markets Advisory encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes various corporate finance advisory services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information. Restructuring assignments normally are executed over a six- to eighteen-month period, which has an impact on the timing of the recognition of Restructuring revenue.

M&A and Strategic Advisory

M&A and Strategic Advisory operating revenue was $124.7 million for the third quarter of 2009, compared to $230.9 million for the third quarter of 2008 and to $134.9 million for the 2009 second-quarter. M&A and Strategic Advisory operating revenue does not include M&A fees for the sale of distressed assets, which is recognized in Restructuring operating revenue. For the first nine months of 2009, M&A and Strategic Advisory operating revenue was $356.0 million, compared to $622.0 million for the first nine months of 2008.

Among the transactions completed during the third quarter of 2009 on which Lazard advised were the following:

•	GlaxoSmithKline’s up to $3.6 billion acquisition of Stiefel Laboratories

•	Anheuser-Busch InBev’s $1.8 billion sale of Oriental Brewery to KKR

•	Black Sea Global Properties’ recommended offer for Deutsche Land with an enterprise value of £425 million

•	Hisamitsu Pharmaceutical’s $428 million acquisition of Noven Pharmaceuticals

•	Caisse Nationale des Caisses d’Epargne’s merger with Banque Fédérale des Banques Populaires

•	Conflicts Committee of the Board of Directors of Magellan Midstream Holdings in Magellan Midstream’s capital structure simplification

•	Clickair’s merger with Vueling

•	Independent Directors of KKR Private Equity Investors in KKR Private Equity Investors’ business combination with KKR

Among the pending, publicly announced M&A transactions on which Lazard advised in the third quarter, continued to advise, or completed since September 30, 2009, are the following:

•	BHP Billiton’s $58.0 billion Western Australian iron ore production joint venture with Rio Tinto

•	Kraft Foods’ £10.2 billion proposed combination with Cadbury

•	Acciona’s €11.1 billion sale of its 25% stake in Endesa to ENEL

•	Barclays’ $13.5 billion sale of the Barclays Global Investors business to BlackRock

•	Cisco’s NOK 17.2 billion acquisition of Tandberg

•	Anheuser-Busch InBev’s up to $3.0 billion sale of its Central European operations to CVC

•	Anheuser-Busch InBev’s up to $2.7 billion sale of Busch Entertainment to Blackstone

•	Resolution’s £1.9 billion acquisition of Friends Provident

•	Nortel’s $1.13 billion sale of its CDMA Business and LTE Access assets to Ericsson

•	Nortel’s $915 million sale of its Enterprise Solutions Business to Avaya

•	Onyx Pharmaceuticals’ up to $851 million acquisition of Proteolix

•	Amazon.com’s $807 million acquisition of Zappos.com

•	Telefónica’s €400 million sale of its 32% stake in Medi Telecom (Méditel)

•	Anheuser-Busch InBev’s $577 million sale of four metal beverage container manufacturing plants to Ball

•	Nortel’s $521 million sale of its Optical Networking and Carrier Ethernet businesses to Ciena

•	Capmark Financial Group’s $490 million potential sale of its North American Servicing and Mortgage Banking businesses to Berkadia

•	Employee Representatives of Volkswagen Supervisory Board in Volkswagen’s approved comprehensive agreement for an integrated automotive group with Porsche

•	Veolia Environnement in the merger of its Veolia Transport division with Transdev

•	Pfizer’s agreement with GlaxoSmithKline to create a world-leading, specialist HIV company

•	Ministry of Finance of the Republic of Estonia’s sale of its 27% stake in Eesti Telekom to TeliaSonera

•	Mid Europa Partners’ acquisition of a majority stake in Invitel

Restructuring

Restructuring operating revenue was a quarterly record of $119.1 million for the third quarter, compared to $23.9 million for the third quarter of 2008 and to $93.2 million for the second quarter of 2009. Restructuring operating revenue was a first nine-month record of $273.3 million, compared to $72.1 million for the first nine months of 2008. Restructuring operating revenue includes an increased level of restructuring advisory activity in the U.S. and Europe as well as fees for advising on distressed asset sales.

Over the past decade, Lazard’s global restructuring team, paired with its M&A industry specialist bankers, has advised on more than 450 restructurings worldwide, with an aggregate value over $1 trillion. The firm has been recognized as having the world’s leading restructuring group, including receiving numerous awards since 2003, such as Euromoney’s “Best Global Corporate Restructuring House” for 2009.

During the first nine months of 2009, Lazard has advised on over 125 restructuring assignments worldwide, of which over 80 are currently active. The majority of assignments during 2009 have been non-bankruptcy related. We have advised debtors or creditors on 21 of the top 30 Chapter 11 bankruptcies during the past 12 months, which include nine out of the top 10 filed in 2009.

Some of the notable recent assignments publicly announced during or since the third quarter include our retention to advise Capmark Financial, Cooper-Standard, Dura Automotive, MIG Inc., Station Casinos and True Temper on their Chapter 11 bankruptcies.

Among Chapter 11 bankruptcies on which Lazard advised debtors or creditors during or since the third quarter of 2009, are:

•	Automotive: Cooper-Standard, Dura Automotive, Hayes-Lemmerz

•	Chemicals: Chemtura, Lyondell

•	Consumer Goods: Eddie Bauer, True Temper

•	Gaming, Entertainment and Hospitality: Midway Games, Station Casinos, Tropicana Entertainment, Trump Entertainment Resorts, Twin River Casino

•	Professional/Financial Services: BearingPoint, Lehman Brothers

•	Real Estate/Property Development: Capmark Financial, Crescent Resources, Extended Stay Hotels, LandSource, Tarragon, TOUSA, WCI Communities

•	Technology/Media/Telecom: Charter Communications, Citadel Broadcasting Group, Hawaiian Telcom, Journal Register, MIG Inc., Nortel, Tribune Co., R.H. Donnelley

•	Other industries: AbitibiBowater, Pilgrim’s Pride, Smurfit-Stone Container, Spectrum Brands

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised during or since the third quarter of 2009, are:

•	Alliance Bank (Kazakhstan) on the restructuring of its existing debt obligations

•	Bavaria Yachtbau on its debt restructuring

•	Belvédère – advising the FRN noteholder committee

•	Cemex on its debt restructuring

•	Evraz on concurrent convertible bond and equity offerings

•	Ferretti – advised the senior and second lien creditor coordinating committee in the company’s restructuring

•	Global Garden Products – advising the steering committee of senior lenders in the company’s restructuring

•	Gamma Holding on the negotiation of improved financing terms

•	Honsel – advised the senior creditor committee in the company’s restructuring

•	INEOS on its covenant negotiations

•	JJB Sports on its proposed £100 million equity offering

•	La Rinascente and UPIM on their debt restructuring

•	Kellwood on the successful completion of its bond exchange

•	Manitou on the renegotiation of its debt financing terms

•	Monier – advised the consortium of Apollo, TowerBrook and York Capital on the company’s creditor-led restructuring

•	Morris Publishing in evaluating its strategic options regarding the company’s existing capital structure

•	Republic of Côte d’Ivoire – advised the Ministry of Finance on the restructuring of the Republic’s Brady bonds

•	Rhône Capital on its investment in Quiksilver

•	Saeco’s board of directors on its financial restructuring and sale to Philips

•	Thomson – advising US private placement noteholders in the company’s restructuring

•	UAW in negotiating VEBA restructurings with GM, Ford and Chrysler

•	Verenium Corp. in evaluating alternatives with respect to its existing debt structure

•	Weather Investments on the tender offer and consent solicitation on the exchangeable bonds of Weather Capital Finance

Capital Markets and Other Advisory

Capital Markets and Other Advisory operating revenue was $16.4 million for the third quarter of 2009, compared to $15.3 million for the third quarter of 2008 and compared to $25.0 million for the second quarter of 2009. Capital Markets and Other Advisory operating revenue was $47.5 million for the first nine months of 2009, compared to $77.5 million for the first nine months of 2008. This decrease was due to a decline in the value of fund closings by our Private Fund Advisory Group as well as declines in Equity Capital Markets transactions and private placements.

Assignments in the third quarter of 2009 included advising CDC Software and A123 on their IPOs, and serving as sole advisor to Pier 1 Imports and Verenium on their convertible exchange transactions. We also recently advised on a number of PIPES, Registered Direct Offerings and other convertible and capital markets transactions for such clients as ARIAD Pharmaceuticals, Aquarius Platinum, Cyclacel Pharmaceuticals, Maurel & Prom, Onyx Pharmaceuticals, Orexigen Therapeutics and OXiGENE.

Asset Management

Asset Management operating revenue was $157.3 million for the third quarter of 2009, compared to $156.0 million for the 2008 third quarter and compared to $131.6 million for the second quarter of 2009. Asset Management operating revenue was $391.8 million for the first nine months of 2009, compared to $503.3 million for the first nine months of 2008.

Our Asset Management business provides investment management and advisory services to institutional clients, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. Asset Management includes the management of equity and fixed income securities as well as alternative investment and private equity funds. As of September 30, 2009, approximately 81% of Lazard’s AUM was invested in equities and 15% in fixed income.

Asset Management operating revenue is derived from fees for investment management and advisory services. The main driver of Asset Management net revenue is the level of AUM, which is influenced by Lazard’s investment performance, its ability to successfully attract and retain assets, the broader performance of the global equity markets and, to a lesser extent, fixed income markets.

Assets Under Management at the end of the third quarter of 2009 were $120.2 billion, representing a 23% increase from the level of assets under management of $98.0 billion at June 30, 2009, primarily due to market and foreign exchange appreciation of $15.3 billion as well as net inflows of $7.7 billion during the third quarter, offset by a net reduction of $0.8 billion from private equity business acquisitions and dispositions.

Average Assets Under Management were $109.1 billion for the third quarter of 2009, compared to $123.7 billion for the third quarter of 2008 and $89.6 billion for the second quarter of 2009. Average assets under management were $97.6 billion for the first nine months of 2009, compared to $130.8 billion for the first nine months of 2008.

Management fees were $133.4 million for the third quarter of 2009, compared to $145.3 million for the 2008 third quarter and compared to $107.1 million for the second quarter of 2009. Management fees were $334.0 million for the first nine months of 2009, compared to $460.4 million for the first nine months of 2008.

Incentive fees were $15.2 million and $33.8 million for the third quarter and first nine months of 2009, respectively, compared to $10.2 million and $18.6 million for the comparable periods in 2008. Incentive fees are recorded on the measurement date, which for most of our alternative strategies that are subject to incentive fees occurs in the fourth quarter.

Other Asset Management revenue was $8.8 million for the third quarter of 2009, compared to $0.5 million for the third quarter of 2008. The increase was due primarily to investment gains in the 2009 quarter versus investment losses in the 2008 period. Other Asset Management revenue was $24.0 million for the first nine months of 2009, compared to $24.2 million for the first nine months of 2008.

Corporate

Corporate operating revenue was $14.0 million for the third quarter of 2009, compared to $11.1 million for the third quarter of 2008, and was $34.6 million for the first nine months of 2009, compared to a negative $(2.4) million for the first nine months of 2008. Revenue for the 2009 first nine months primarily represents investment gains and returns on average cash balances. In the 2008 first nine months, the negative revenue was due to markdowns in our portfolios of debt and equity securities, which occurred during the first quarter of 2008 and which offset other investment gains.

Expenses

Compensation and Benefits

Compensation and benefits expense increased 7% to $250.9 million for the third quarter of 2009, compared to adjusted expense of $235.2 million for the third quarter of 2008, and decreased 2% to $693.7 million for the first nine months of 2009, compared to adjusted expense of $708.8 million for the first nine months of 2008. The 2008 amounts exclude compensation expense of $197.6 million related to the LAM Equity charge. The ratio of compensation and benefits expense to operating revenue decreased from the 2009 six-month ratio of 65.9% to 62.9% for the first nine months of 2009, resulting in a ratio of 58.2% in the third quarter of 2009. In 2008, the ratio for the first nine months was 55.7%, resulting in a ratio of 53.8% in the third quarter of 2008, in each case excluding the effect of the LAM Equity charge.

Our compensation ratio for the first nine months of 2009 is not necessarily representative of the ratio for the full year. The timing of our actual operating revenue during the year will impact the compensation ratio for each quarter. The ratio may also be impacted in the short term by our accelerated global senior-level hiring initiative and competitive considerations. Our plan is for compensation expenses to usually be below 57.5% of operating revenue in any year and to average below 57.5% over time in our existing businesses. As in the first nine months of 2009, this ratio may rise above 57.5% during periods of significant revenue decline.

Compensation and benefits expense includes the amortization of restricted stock unit and deferred cash incentive awards. This amortization is determined on a straight-line basis over the vesting periods and not on the basis of revenue recognition, and amounted to $88.4 million and $258.6 million in the third quarter and first nine months of 2009, respectively, compared to $68.5 million and $180.8 million in the respective 2008 periods.

Non-Compensation

Non-compensation expense decreased 17% to $87.6 million for the third quarter of 2009, compared to $105.8 million for the third quarter of 2008, and decreased 20% to $240.1 million for the first nine months of 2009, compared to $301.9 million for the first nine months of 2008. The 2008 amounts exclude transaction costs related to the LAM Equity charge. Non-compensation expense includes amortization of intangibles related to acquisitions of $2.0 million and $2.7 million in the third quarter and first nine months of 2009, respectively, compared to $0.5 million and $4.3 million in the third quarter and first nine months of 2008, respectively. Non-compensation expense in the third quarter and first nine months of 2008 also includes a special provision for counterparty defaults of $12.4 million relating primarily to the bankruptcy filing of one of our prime brokers.

The ratio of non-compensation expense to operating revenue was lower in both the third quarter and first nine months of 2009, compared to the corresponding 2008 periods. The ratio of non-compensation expenses to operating revenue, excluding such amortization, and in 2008 the special provision and the LAM Equity charge-related transaction costs, was 19.8% and 21.5% in the third quarter and first nine months of 2009, respectively, compared to 21.2% and 22.4% in the respective 2008 periods. Factors contributing to the 2009 decreases, in addition to the provisions and transaction costs noted above, include lower spending for travel and other business development expenses, consulting and recruiting fees as well as the strengthening of the U. S. dollar versus foreign currencies.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes, on a fully exchanged basis, was $18.6 million for the third quarter of 2009, compared to $18.2 million for the third quarter of 2008 (excluding the effect of the LAM Equity charge), and was $34.7 million for the first nine months of 2009 (excluding the effect of the first quarter restructuring charge), compared to $45.1 million for the first nine months of 2008, (excluding the LAM related charge). The effective tax rate on the same basis for the third quarter and first nine months of 2009 was 26.2% and 34.5%, respectively, compared to 25% for the corresponding 2008 periods, exclusive of noncontrolling interests.

Noncontrolling interests

Net income (loss) attributable to noncontrolling interests, on a fully exchanged basis, amounted to $2.0 million and $(8.2) million for the third quarter of 2009 and 2008, respectively, and $1.2 million and $(9.8) million for the first nine months of 2009 and 2008, respectively. Noncontrolling interests, on a fully exchanged basis, represents interests that the Company is deemed to control but not own in (i) various LAM-related general partnerships and (ii) in Edgewater management vehicles acquired during the third quarter of 2009.

Liquidity and Capital Resources

Lazard continues to maintain a strong liquidity position with over $1 billion at September 30, 2009, in cash, US Government and agency securities, and marketable equity securities.

At September 30, 2009, total stockholders’ equity related to Lazard’s interests was $427.7 million, which includes positive adjustments to total Accumulated Other Comprehensive Loss during the first nine months of 2009, due primarily to (i) net foreign currency translation adjustments of $48.1 million, and (ii) net unrealized gains of $17.5 million related to securities designated as available for sale.

During the third quarter of 2009, current and former Lazard Managing Directors who held LAZ-MD Holdings exchangeable interests and/or Class A common stock (the “Selling Shareholders”) sold 5,215,921 shares of Lazard Ltd Class A common stock. Lazard did not receive any proceeds from such sales. During the third quarter of 2009, Lazard repurchased 431,301 Lazard Group membership interests for an aggregate consideration of $11.5 million. Lazard’s remaining share repurchase authorization at September 30, 2009, was $62.5 million. At September 30, 2009, current and former Lazard Managing Directors and employees owned approximately 50% of Lazard Ltd, assuming full vesting of their Restricted Stock Units and including exchangeable interests and Class A shares that they own.

Strategic Business Developments

During the first nine months of 2009, Lazard continued to invest in both its Financial Advisory and Asset Management businesses. These investments support the firm’s ongoing five-year strategy to create growth opportunities.

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We have continued to accelerate our major global hiring initiative at the senior level across our businesses. During the third quarter, we hired a number of senior professionals in our Financial Advisory business, including in global retail and capital markets advisory, in addition to hires made earlier in the year in telecommunications, oil and gas, European industrials, healthcare, financial institutions, consumer and retail in the US Middle Market, as well as M&A in Australia. During the year we also have added senior hires in debt advisory in France and Benelux, restructuring in the US, financial institutions and global healthcare advisory in the UK, and financial and capital structure advisory in Germany.

•

In July 2009, we established a Chicago-based private equity business with The Edgewater Funds, a Chicago-based private equity firm, through the acquisition of The Edgewater Funds’ management vehicles. Edgewater, which continues to be managed by its current leadership team who retains a substantial economic interest, is focused on growth-oriented investments and buyouts in the US middle market. The addition of Edgewater has brought a nationally prominent middle market private equity management business to Lazard and serves as an enhancement to our expanding effort in Chicago, the highly active base for our Financial Advisory business in the Midwest.

Subsequent Event

On October 14, 2009, Lazard Ltd announced that its Chairman and Chief Executive Officer Bruce Wasserstein had passed away unexpectedly. In accordance with the provision of the Company’s 2005 Equity Incentive Plan, restricted stock unit awards previously granted will vest on the 30th day following his death. As a result, the Company will record a pre-tax charge to compensation and benefits expense in the fourth quarter of 2009 of approximately $86.5 million, representing the unamortized expense related to those awards.

U.S. GAAP Financial Information

The following table presents selected financial results for the third quarter and first nine months of 2009, compared to the third quarter and first nine months of 2008 on a U.S. GAAP basis, which are before exchange of exchangeable interests. The results for the first nine months of 2009 include the effect of the first quarter pre-tax restructuring charge, and for both 2008 periods include the LAM Equity charge.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	($ in millions, except per share data)
Operating income (loss)	$73.2	$(134.7)	$39.3	$(29.0)

Net income (loss) attributable to Lazard Ltd	$37.4	$(77.0)	$12.1	$(34.8)

Net income (loss) per share - diluted	$0.41	$(1.17)	$0.16	$(0.61)

Non-GAAP Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income (loss) attributable to Lazard Ltd, assuming full exchange of exchangeable interests (or fully exchanged basis)

•	Operating revenue

•	Noncontrolling interests assuming full exchange of exchangeable interests

•	Provisions for income taxes on a fully exchanged basis

•	Net income (loss) attributable to LAZ-MD

•	Net income (loss) attributable to other noncontrolling interests

•	Net income (loss) and related amount per share (diluted), assuming full exchange of exchangeable interests and excluding the 2009 first-quarter restructuring expense

A reconciliation of non-U.S. GAAP financial information is presented on page 16 of this press release.

Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 39 cities across 24 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

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Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	($ in thousands)
Financial Advisory
M&A and Strategic Advisory	$124,691	$230,890	(46)%	$356,020	$621,982	(43)%
Restructuring	119,101	23,944	397%	273,261	72,148	279%
Capital Markets & Other Advisory	16,390	15,349	7%	47,489	77,475	(39)%

Total	260,182	270,183	(4)%	676,770	771,605	(12)%

Asset Management
Management Fees	133,377	145,332	(8)%	334,000	460,449	(27)%
Incentive Fees	15,202	10,179	49%	33,807	18,608	82%
Other Revenue	8,769	536	NM	24,042	24,249	(1)%

Total	157,348	156,047	1%	391,849	503,306	(22)%

Core Operating Business Revenue (a)	417,530	426,230	(2)%	1,068,619	1,274,911	(16)%

Corporate	13,953	11,076	26%	34,616	(2,363)	NM

Operating Revenue (b)	431,483	437,306	(1)%	1,103,235	1,272,548	(13)%

Revenue/(loss) related to noncontrolling interests (c)	3,716	(8,161)	—	2,903	(9,771)	—
Other Interest Expense	(23,484)	(23,325)	—	(70,403)	(81,490)	—

Net Revenue	$411,715	$405,820	1%	$1,035,735	$1,181,287	(12)%

(a)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to noncontrolling interests, each of which are included in net revenue.
(c)	Represents the revenues related to noncontrolling interests other than LAZ-MD in which the company has no economic interest.

NM - Not meaningful

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	($ in thousands, except per share data)
Total revenue (a)	$434,558	$447,625	(3)%	$1,113,956	$1,301,731	(14)%
LFB interest expense	(3,075)	(10,319)		(10,721)	(29,183)

Operating revenue	431,483	437,306	(1)%	1,103,235	1,272,548	(13)%
Revenue/(loss) related to noncontrolling interests	3,716	(8,161)		2,903	(9,771)
Other interest expense	(23,484)	(23,325)		(70,403)	(81,490)

Net revenue	411,715	405,820	1%	1,035,735	1,181,287	(12)%
Operating expenses:
Compensation and benefits	250,914	432,777	(42)%	693,725	906,359	(23)%

Occupancy and equipment	23,690	22,872		63,774	74,643
Marketing and business development	14,070	18,368		43,311	64,052
Technology and information services	17,592	17,683		49,670	51,013
Professional services	11,823	16,017		31,883	45,521
Fund administration and outsourced services	10,272	8,569		26,075	21,712
Amortization of intangible assets related to acquisitions	2,032	507		2,720	4,252
Other	8,157	23,740		22,685	42,688

Total non-compensation expense	87,636	107,756	(19)%	240,118	303,881	(21)%
Restructuring expense (b)	—	—		62,550	—

Operating expenses	338,550	540,533	(37)%	996,393	1,210,240	(18)%

Operating income (loss)	73,165	(134,713)	NM	39,342	(28,953)	NM

Provision for income taxes	19,968	8,304	NM	29,312	31,254	(6)%

Net income (loss)	53,197	(143,017)	NM	10,030	(60,207)	NM
Net income (loss) attributable to LAZ-MD	13,749	(57,899)		(3,297)	(15,596)
Net income (loss) attributable to other noncontrolling interests	2,030	(8,161)		1,218	(9,770)

Net income (loss) attributable to Lazard Ltd	$37,418	$(76,957)	NM	$12,109	$(34,841)	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding (c):
Basic	80,756,718	66,002,049	22%	75,278,905	57,466,364	31%
Diluted	131,468,085	66,002,049	99%	75,278,905	57,466,364	31%
Net income (loss) per share:
Basic	$0.47	$(1.17)	NM	$0.16	$(0.61)	NM
Diluted	$0.41	$(1.17)	NM	$0.16	$(0.61)	NM

Supplemental Information Assuming Full Exchange of Exchangeable Interests and excluding Special Items (d):

Compensation and benefits excluding special items	$250,914	$235,227	7%	$693,725	$708,809	(2)%

Non-compensation expense excluding special items	$87,636	$105,756	(17)%	$240,118	$301,881	(20)%

Operating income excluding special items	$73,165	$64,837	13%	$101,892	$170,597	(40)%

Net income attributable to Lazard Ltd assuming full exchange of exchangeable interests and excluding special items	$52,487	$54,750	(4)%	$65,941	$135,276	(51)%

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding, assuming full exchange of exchangeable interests and excluding special items (e):
Basic	114,664,437	116,930,261	(2)%	115,478,681	110,899,038	4%
Diluted	131,468,085	127,714,880	3%	123,400,695	121,607,858	1%
Net income per share - assuming full exchange of exchangeable interests and excluding special items:
Basic	$0.46	$0.47	(2)%	$0.57	$1.22	(53)%
Diluted	$0.41	$0.44	(7)%	$0.53	$1.15	(54)%

Ratio of compensation to operating revenue (f)	58.2%	53.8%		62.9%	55.7%
Ratio of non-compensation to operating revenue (g)	19.8%	21.2%		21.5%	22.4%

See Notes to Unaudited Condensed Consolidated Statements of Operations

LAZARD LTD

Notes to Unaudited Condensed Consolidated Statements of Operations

(a)	Excludes revenue/(loss) related to noncontrolling interests.
(b)	Expenses related to severance, benefits and other charges in the three month period ended March 31, 2009 in connection with the reduction and realignment of staff.
(c)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income (Loss) Per Share”.
(d)	For the nine month period ended September 30, 2009 excludes the expenses related to the reduction and realignment of staff noted in (b) above. For the three and nine month periods ended September 30, 2008 excludes the charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and to non-compensation expense, respectively, in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM (“LAM Equity Charge”).
(e)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests as of January 1, 2008 and excluding the items noted in (d) above (see “Reconciliation of US GAAP to Full Exchange Results Excluding Restructuring Expense and the LAM Equity Charge”).
(f)	For the three and nine month periods ended September 30, 2008, excludes the $197,550 charge noted in (d) above.
(g)	Excludes the amortization of intangible assets related to acquisitions and for the three and nine month periods ended September 30, 2008 excludes the $2,000 charge noted in (d) above and $12,368 provisions for losses from counterparty defaults related to the bankruptcy filing of one of our prime brokers.

NM Not meaningful

LAZARD LTD

RECONCILIATION OF US GAAP RESULTS TO FULL EXCHANGE EXCLUDING SPECIAL ITEMS (a)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	($ in thousands, except per share data)
Net income (loss) attributable to Lazard Ltd	$37,418	$(76,957)	$12,109	$(34,841)

Adjustment to exclude special items (a):
Restructuring expense	—	—	62,550	—
Compensation and benefits	—	197,550	—	197,550
Non-compensation expense	—	2,000	—	2,000
Provision (benefit) for income taxes	—	(7,427)	(6,401)	(7,427)
Net income (loss) attributable to LAZ-MD	—	(83,495)	(21,075)	(83,495)

Net income attributable to Lazard Ltd excluding special items	$37,418	$31,671	$47,183	$73,787

Adjustment for full exchange of exchangeable interests (b):
Tax adjustment for full exchange	1,320	(2,517)	980	(6,410)
Amount attributable to LAZ-MD	13,749	25,596	17,778	67,899

Net income attributable to Lazard Ltd excluding special items and assuming full exchange of exchangeable interests	$52,487	$54,750	$65,941	$135,276

Diluted net income per share (c):
Net income (loss) attributable to Lazard Ltd	$0.41	$(1.17)	$0.16	$(0.61)

Net income assuming full exchange of exchangeable interests and excluding special items	$0.41	$0.44	$0.53	$1.15

(a)	Special items consist of the restructuring expense related to severance, benefits and other charges in the three month period ended March 31, 2009 in connection with the reduction and realignment of staff and $197,550 and $2,000 recorded to compensation and benefits expense and to non-compensation expense, respectively, in the three month period ended September 30, 2008 in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(b)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2008 and an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests.
(c)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$795,074	$909,707
Cash deposited with clearing organizations and other segregated cash	19,678	14,583
Receivables	525,737	712,526
Investments (a)
Debt:
U.S. Government and agencies	147,591	—
Other	336,837	333,070

	484,428	333,070
Equity	80,269	71,105
Other	272,549	215,792

	837,246	619,967
Goodwill and other intangible assets	311,705	175,144
Other assets	410,148	431,004

Total Assets	$2,899,588	$2,862,931

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$286,580	$541,784
Accrued compensation and benefits	191,947	203,750
Senior debt	1,086,850	1,087,750
Other liabilities	559,618	567,895
Subordinated debt	150,000	150,000

Total liabilities	2,274,995	2,551,179

Commitments and contingencies

Stockholders’ equity

Preferred stock, par value $.01 per share:
Series A	—	—
Series B	—	—
Common stock, par value $.01 per share:
Class A	922	763
Class B	—	—
Additional paid-in capital	585,246	429,694
Accumulated other comprehensive loss, net of tax	(26,501)	(79,435)
Retained earnings	205,483	221,410

	765,150	572,432
Less: Class A common stock held by a subsidiary, at cost	(337,480)	(321,852)

Total Lazard Ltd stockholders’ equity	427,670	250,580
Noncontrolling interests	196,923	61,172

Total stockholders’ equity (b)	624,593	311,752

Total liabilities and stockholders’ equity	$2,899,588	$2,862,931

(a)	At fair value, with the exception of $211,493 and $75,695 of investments at September 30, 2009 and December 31, 2008, respectively, at amortized cost or equity method.
(b)	Effective January 1, 2009 in accordance with SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” noncontrolling interests are reported within Stockholders’ Equity.

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	Sept. 30, 2009	June 30, 2009	Mar. 31, 2009 (a)	Dec. 31, 2008	Sept. 30, 2008 (b)	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007
	($ in thousands, except per share data)
Financial Advisory
M&A and Strategic Advisory	$124,691	$134,855	$96,474	$192,678	$230,890	$225,108	$165,984	$313,622	$295,401
Restructuring	119,101	93,231	60,929	47,135	23,944	32,666	15,538	32,321	56,161
Capital Markets & Other Advisory	16,390	25,005	6,094	12,542	15,349	31,220	30,906	47,190	28,255

Total	260,182	253,091	163,497	252,355	270,183	288,994	212,428	393,133	379,817

Asset Management
Management Fees	133,377	107,123	93,500	107,987	145,332	157,108	158,009	165,432	157,424
Incentive Fees	15,202	13,170	5,435	16,353	10,179	8,429	—	48,959	7,315
Other Revenue	8,769	11,273	4,000	1,018	536	13,289	10,424	16,782	12,798

Total	157,348	131,566	102,935	125,358	156,047	178,826	168,433	231,173	177,537

Core operating business revenue (c)	417,530	384,657	266,432	377,713	426,230	467,820	380,861	624,306	557,354

Corporate	13,953	14,190	6,473	24,835	11,076	26,219	(39,658)	(6,710)	12,164

Operating revenue (d)	$431,483	$398,847	$272,905	$402,548	$437,306	$494,039	$341,203	$617,596	$569,518

Operating income (loss) (e)	$73,165	$56,946	$(28,219)	$54,093	$64,837	$87,738	$18,022	$132,278	$118,586

Net income (loss) attributable to Lazard Ltd	$37,418	$28,187	$(18,422)	$37,979	$31,671	$34,317	$7,799	$59,125	$40,267

Net income (loss) attributable to Lazard Ltd per share
Basic	$0.47	$0.38	$(0.27)	$0.54	$0.48	$0.61	$0.16	$1.17	$0.79
Diluted	$0.41	$0.34	$(0.27)	$0.50	$0.44	$0.54	$0.14	$1.04	$0.73

Supplemental Information:

Net income (loss) attributable to Lazard Ltd assuming full exchange of exchangeable interests	$52,487	$43,145	$(29,691)	$61,154	$54,750	$64,570	$15,956	$122,577	$83,565

Net income (loss) attributable to Lazard Ltd per share assuming full exchange of exchangeable interests
Basic	$0.46	$0.37	$(0.26)	$0.52	$0.47	$0.58	$0.15	$1.16	$0.78
Diluted	$0.41	$0.34	$(0.26)	$0.50	$0.44	$0.54	$0.14	$1.04	$0.73

Assets Under Management ($ millions)	$120,185	$98,020	$81,084	$91,109	$113,287	$134,139	$134,193	$141,413	$142,084

(a)	The three month period ended March 31, 2009 represents U.S. GAAP results less restructuring expense of $62,550 and related tax effect.
(b)	The three month period ended September 30, 2008 represents U.S. GAAP results less an operating expense charge of $199,550 and related tax effect in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(c)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.
(d)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) related to the consolidation of noncontrolling interests, each of which are included in net revenue.
(e)	Operating income is after interest expense and before income taxes and noncontrolling interests.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

BEFORE FULL EXCHANGE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	($ in thousands, except per share data)
Basic
Numerator:
Net income (loss) attributable to Lazard Ltd	$37,418	$(76,957)	$12,109	$(34,841)
Add - net income (loss) associated with Class A common shares issuable on a non-contingent basis (a)	349	(492)	(125)	(95)

Basic net income (loss) attributable to Lazard Ltd	$37,767	$(77,449)	$11,984	$(34,936)

Denominator:
Weighted average shares outstanding (a)	80,756,718	66,002,049	75,278,905	57,466,364

Basic net income (loss) attributable to Lazard Ltd per share	$0.47	$(1.17)	$0.16	$(0.61)

Diluted
Numerator:
Basic net income (loss) attributable to Lazard Ltd	$37,767	$(77,449)	$11,984	$(34,936)
Add - dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (b)	585	—	—	—
Noncontrolling interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	14,933	—	—	—

Diluted net income (loss) attributable to Lazard Ltd	$53,285	$(77,449)	$11,984	$(34,936)

Denominator:
Weighted average shares outstanding	80,756,718	66,002,049	75,278,905	57,466,364
Add - dilutive effect of incremental issuable shares (c):
Restricted stock units	13,221,133	—	—	—
Equity security units	—	—	—	—
Convertible notes	2,631,570	—	—	—
Series A and Series B convertible preferred stock (d)	950,945	—	—	—
Exchangeable interests	33,907,719	—	—	—

Diluted weighted average shares outstanding	131,468,085	66,002,049	75,278,905	57,466,364

Diluted net income (loss) attributable to Lazard Ltd per share	$0.41	$(1.17)	$0.16	$(0.61)

(a)	For the three and nine month periods ended September 30, 2009, includes 816,726 and 934,258 weighted average shares and for the three and nine month period ended September 30, 2008, includes 1,076,689 and 1,149,085 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three and nine month periods ended September 30, 2009, includes 2,232,597 related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.
(b)	For the three month period ended September 30, 2009, includes interest expense, net of tax related to the convertible notes.
(c)	Incremental issuable shares included if dilutive.
(d)	For the three and nine month periods ended September 30, 2009 includes 4,862 shares of Series A convertible preferred stock plus the impact of 4,862 shares that were converted into Class A common stock on September 30, 2009. The rate of conversion into Class A common stock is dependent, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2008

& EXCLUDING SPECIAL ITEMS (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	($ in thousands, except per share data)
Basic
Numerator:
Net income attributable to Lazard Ltd	$52,487	$54,750	$65,941	$135,276
Denominator:
Weighted average shares outstanding (b)	114,664,437	116,930,261	115,478,681	110,899,038

Basic net income attributable to Lazard Ltd per share	$0.46	$0.47	$0.57	$1.22

Diluted
Numerator:
Net income attributable to Lazard Ltd	$52,487	$54,750	$65,941	$135,276
Add dilutive effect of adjustments to income for: Interest expense on convertible debt, net of tax (c)	798	910	—	4,307

Diluted net income attributable to Lazard Ltd	$53,285	$55,660	$65,941	$139,583

Denominator:
Weighted average shares outstanding	114,664,437	116,930,261	115,478,681	110,899,038
Add - dilutive effect of incremental issuable shares (d):
Restricted stock units	13,221,133	7,087,022	7,181,034	5,189,253
Equity security units	—	—	—	2,350,333
Convertible notes	2,631,570	2,631,570	—	1,754,380
Series A and Series B convertible preferred stock (e)	950,945	1,066,027	740,980	1,414,854

Diluted weighted average shares outstanding	131,468,085	127,714,880	123,400,695	121,607,858

Diluted net income attributable to Lazard Ltd per share	$0.41	$0.44	$0.53	$1.15

(a)	Special items include expenses of $62,550 related to severance, benefits and other charges in connection with the reduction and realignment of staff for the nine month period ended September 30, 2009, and for the three and nine month periods ended September 30, 2008, a charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and non-compensation expense, respectively in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(b)	For the three and nine month periods ended September 30, 2009, includes 816,726 and 934,258 weighted average shares and for the three and nine month period ended September 30, 2008, includes 1,076,689 and 1,149,085 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three and nine month periods ended September 30, 2009, includes 2,232,597 related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.
(c)	For the three month period end September 30, 2009 and for the three and nine month periods ended September 30, 2008 includes interest expense, net of tax, related to the convertible notes. For the nine month period ended September 30, 2008 includes interest expense, net of tax, related to the equity security units.
(d)	Incremental issuable shares included if dilutive.
(e)	For the three and nine month periods ended September 30, 2009 includes 4,862 shares of Series A convertible preferred stock plus the impact of 4,862 shares that were converted into Class A common stock on September 30, 2009. The rate of conversion into Class A common stock is dependent, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation. For the three month and nine month periods ended September 30, 2008, includes 7,523 shares of Series A convertible preferred stock plus the impact of 277 shares of Series B convertible preferred stock converted on August 31, 2008 and 4,632 shares of Series A convertible preferred stock converted on September 30, 2008.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	September 30, 2009	June 30, 2009	December 31, 2008	Q3 vs Q2	YTD
	($ in millions)
Equities	$97,129	$76,352	$69,730	27.2%	39.3%
Fixed Income	18,570	16,975	15,824	9.4%	17.4%
Alternative Investments	3,582	2,950	3,196	21.4%	12.1%
Private Equity (a)	783	1,592	1,579	(50.8)%	(50.4)%
Cash	121	151	780	(19.9)%	(84.5)%

Total AUM	$120,185	$98,020	$91,109	22.6%	31.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	($ in millions)		($ in millions)
AUM - Beginning of Period	$98,020	$134,139	$91,109	$141,413
Net Flows	7,743	(660)	5,650	3,604
Acquisitions/Dispositions (a)	(831)	—	(831)	—
Market and foreign exchange appreciation (depreciation)	15,253	(20,192)	24,257	(31,730)

AUM - End of Period	$120,185	$113,287	$120,185	$113,287

Average AUM (b)	$109,102	$123,713	$97,599	$130,758

% Change in average AUM	(11.8)%		(25.4)%

(a)	At September 30, 2009 includes $0.6 billion related to the acquisition in the third quarter 2009 of Edgewater management vehicles. Prior periods include $1.3 billion and $1.1 billion as of June 30, 2009 and September 30, 2008, respectively, held by an investment company for which Lazard may earn carried interests. Lazard terminated this relationship in the quarter ended September 30, 2009.
(b)	Average AUM is based on an average of quarterly ending balances for the respective periods.